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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statement (Form S-1) of Argonaut Technologies, Inc. for the registration of 690,000 shares of its common stock, of our report dated April 18, 2000 (except as to the stock split described in Note 12, as to which the date is April 25, 2000), with respect to the consolidated financial statements of Argonaut Technologies, Inc. included in Amendment No. 4 to its Registration Statement (Form S-1 No. 333-35782) and related Prospectus for the registration of 4,600,000 shares of its common stock as filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Palo Alto, California
July 14, 2000